Exhibit 10.17

ENVELOPE RECYCLING PROGRAM SERVICES AGREEMENT

This Envelope Recycling Program Services Agreement (“Agreement”) is entered into by and between AeroFlexx LLC, a Delaware limited liability company (hereinafter referred to as “Company”) and TerraCycle (hereinafter referred to as “TerraCycle”) this 1 day of July 2020 (the “Effective Date”). Company and TerraCycle are hereinafter referred to sometimes individually as a “Party” or collectively as the “Parties.”

Recitals

WHEREAS, TerraCycle provides recycling solutions for non-recyclable or hard to recycle goods, and offers its customers the ability to offer, through TerraCycle, access to such solutions to the consumers of their goods;

WHEREAS, TerraCycle also provides marketing and communication services related to its recycling solutions;

WHEREAS, Company sells proprietary packaging products (the “Company Products”) to its consumers;

WHEREAS, Company hereby engages TerraCycle to provide the Services described below; and WHEREAS TerraCycle agrees to provide Company with such Services in exchange for the good and valuable consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreements

1.	Services. TerraCycle shall provide Company with the recycling solutions and marketing and communications services as specified and described in this Section 1 (the “Services”).

(a)	Recycling Services. TerraCycle shall manage the design, manufacture and fulfillment of the envelope recycling solutions as further described herein:

(i)	TerraCycle shall create a recycling envelope for Company and allow consumers to request one or more envelopes from TerraCycle for recycling Company Products (an “Envelope” or the “Envelopes”).

(ii)	TerraCycle will create and maintain an active web link available to Company’s consumers via a webpage hosted on TerraCycle’s website, which allows Company’s consumers to request delivery of Envelopes from TerraCycle for recycling of Company Products. The website shall contain instructions for the consumers to know and understand how to recycle Company Products.

(iii)	TerraCycle will maintain an inventory of Envelopes and fulfill Envelope requests by delivering Envelopes (by carrier) to the consumers upon such requests.

(iv)	Consumers shall be allowed and directed to fill each Envelope with Company Products and ship the Envelope back to TerraCycle for recycling.

(v)	TerraCycle will recycle all Company Products delivered by Company’s consumers in accordance with its standard recycling practices and procedures, and in accordance with the laws of the Territory (as defined below). TerraCycle may utilize the services of third party strategic processing facilities to process the collected Company Products and/or move them down the appropriate supply chain as needed, in TerraCycle’s discretion, at no further cost to Company.

(vi)	TerraCycle will provide level 1 support and troubleshooting services as reasonably necessary to assist Company consumers placing Envelope and recycling requests on TerraCycle’s website.

(b)	Marketing and Communication Services. TerraCycle shall provide throughout the Term, general marketing and communications consulting and support services, including without limitation (1) one e-mail distributed to all of TerraCycle’s e-mail subscribers announcing the Company’s involvement with TerraCycle, with all content included to be pre-approved by the Company; (2) delivery of a quarterly report to the Company summarizing all fulfillment data collected by TerraCycle relevant to the Services; and (3) AeroFlexx branded program page with all content to be pre-approve by the Company.

(i)	TerraCycle’s Advertising Materials.

1.	If applicable, TerraCycle will send Company draft copies of all advertising, promotional, press releases, and other materials bearing the Company Trademarks or otherwise identifying Company (“TerraCycle Advertising Materials”) before TerraCycle prints them. TerraCycle will obtain Company’s approval before producing them.

2.	Company will use reasonable efforts to approve or disapprove any of TerraCycle’s Advertising Materials within five (5) business days. All approvals must be given in writing (which may include emails). Lack of response within such five (5) days does not indicate an automatic approval.

3.	TerraCycle is responsible for ensuring that all of its Advertising Materials comply with all applicable laws, regulations, standards and industry practices.

(ii)	Company’s Advertising Materials.

1.	Company will send TerraCycle draft copies of all advertising, promotional, press releases, and other materials, whether created for Company or for any brands that utilize Company’s packaging, that bear TerraCycle’s Trademarks as defined in paragraph 3(b) (“Company Advertising Materials”) and obtain TerraCycle’s approval before distributing them.

2.	TerraCycle will use reasonable efforts to approve or disapprove any of Company’s Advertising Materials within five (5) business days. All approvals must be given in writing (which may include emails). Lack of response within such five (5) days does not indicate an automatic approval .

(c)	Charges and Taxes. All prices under this Agreement are inclusive of all sales, use, and excise taxes, and any other similar taxes on any amounts payable under this Agreement., All prices in this Agreement are representative of the total costs to be incurred by Company unless additional services are requested and approved in advance by the Company, including envelope reorders.

2.	Envelope Inventory and Pricing.

(a)	Upon execution of this Agreement, TerraCycle will create or otherwise make available and reserve two hundred and fifty (250) Envelopes in its inventory, (the “Initial Inventory”).

(b)	Company shall pay TerraCycle a total of Six Thousand Four Hundred Dollars ($6,400) for the Initial Inventory (the “Envelope Order Price”). TerraCycle shall invoice Company for the Initial Inventory on or after the Effective Date, and such invoice shall be paid within thirty (30) days of the date of Company’s receipt of such invoice.

(c)	At any time during the Term, Company shall have the right, exercisable by delivery of email notification to TerraCycle, to order and TerraCycle shall create additional Envelopes (in increments of 250) to be reserved in TerraCycle’s inventory for fulfillment of Company’s consumer Envelope requests. Company shall pay TerraCycle the Envelope Order Price for all such additional orders during the Term, which price may be increased based on TerraCycle costs, only if approved in writing by Company, and subject to termination pursuant to Section 9(b).

(d)	TerraCycle will notify Company at such time as the inventory of remaining Envelopes reaches one hundred (100).

(e)	At such time as the Envelope inventory is exhausted, and provided Company has not ordered additional Envelopes for inventory replenishment within thirty (30) days written notice, this Agreement will terminate and TerraCycle will remove the ability for consumers to request Envelopes for recycling.

(f)	If Company chooses to license TerraCycle’s logo pursuant to Section 3(b) below, Company acknowledges and agrees that it shall purchase additional Envelopes as necessary to maintain an inventory of at least 50 Envelopes. Should the inventory of remaining Envelopes get to 50, according to TerraCycle’s records, and Company has not ordered more Envelopes within thirty (30) days written notice, TerraCycle reserves the right to replenish Company’s supply with an additional 250 Envelopes. Company agrees to purchase such Envelopes. If Company does not, Company acknowledges that TerraCycle may terminate this Agreement and Company shall immediately cease all usage of the TerraCycle logo, including on Company customers’ packaging.

(g)	Upon renewal of this Agreement in accordance with Section 9 below, Company agrees to purchase, at the Envelope Order Price, an additional two hundred and fifty (250) Envelopes to be held in inventory. At such time, TerraCycle will also continue to maintain any Envelopes remaining from previously ordered inventory. Upon termination of this Agreement, any Envelopes remaining in inventory at such time will be forfeited.

3.	Grant of Trademark Rights.

(a)	Company’s Grant.

(i)	Company grants TerraCycle, for the Term of this Agreement, a non-exclusive, royalty-free, non-transferable, non-sublicensable license to use, distribute, copy, publish and display Company’s trademarks, trade dress, trade names, logos, and all designs or variations thereof (“Company Trademarks”), throughout the United States (“Territory”) and on all websites and other online platforms utilized by TerraCycle, for the limited purpose of rendering the Services as expressly set forth in this Agreement.

(ii)	Company grants TerraCycle no other right to use any of its intellectual property or proprietary rights other than as expressly set forth in this Agreement. TerraCycle agrees that Company Trademarks are the sole and exclusive property of Company or its licensors, and TerraCycle shall not acquire any right, title or interest therein except for the license rights provided in this Section 3. Any goodwill derived from the use by TerraCycle of the Company Trademarks shall inure to the benefit of Company or its licensors, as the case may be.

(iii)	During the Term, Company agrees not to license the use of Company Trademarks to any company for the purposes of operating a recycling program competitive with the Services.

(b)	TerraCycle’s Grant.

(i)	TerraCycle grants Company, for the Term of this Agreement, a non-exclusive, royalty-free, non-transferable, non-sublicensable license to, at Company’s discretion pursuant to section 2f, use, distribute, copy, publish and display TerraCycle’s trademarks, trade dress, trade names, logos, and all designs or variations thereof (“TerraCycle Trademarks”) throughout the Territory and on all websites and other online platforms utilized by Company

(ii)	TerraCycle grants Company no other right to use any of its intellectual property or proprietary rights other than as expressly set forth in this Agreement. Company agrees that the TerraCycle Trademarks are the sole and exclusive property of TerraCycle or its licensors, and Company shall not acquire any right, title or interest therein except for the license rights provided in this Section 3. Any goodwill derived from the use by Company of the TerraCycle Trademarks shall inure to the benefit of TerraCycle or its licensors, as the case may be.

4.	Third-Party Trademark Infringements. If either Party learns that a third party may be infringing on the other Party’s trademarks, the Party who learned of such infringement, shall promptly tell the other Party and give the other Party any additional details that it knows about the use. The Party whose trademark is being infringed shall decide what action to take and the Party who learned of such infringement will reasonably cooperate with the other Party, at the other Party’s expense, in any action it takes to stop all such infringements.

5.	Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)	it is duly organized, validly existing, and in good standing in the jurisdiction of its formation;

(b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required;

(c)	it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement;

(d)	it is the owner or valid licensee to the trademark rights granted under Section 3, and nothing in this Agreement requires the consent or other approval from any third party;

(e)	the execution of this Agreement by its representative whose signature is set out at the end hereof has been duly authorized by all necessary action; and

(f)	when executed and delivered by each Party, this Agreement will constitute the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

6.	Indemnification.

(a)	Definitions.

(i)	“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

(ii)	“Losses” means any losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement.

(iii)	“Indemnifying Party” means the party required to indemnify under this Section. Each party is responsible under this Section for the actions of its directors, officers, employees, agents, and subcontractors.

(iv)	“Indemnitee” means the party or individual entitled to indemnification (including the party’s affiliates, shareholders, directors, officers, employees, agents, subcontractors, suppliers, and customers).

(b)	Indemnification by Both Company and TerraCycle. Unless this Agreement says otherwise, each Party will indemnify, defend and hold the other Party harmless from Losses arising from a Claim of a third party regarding: (i) breach of any representations, warranties or obligations under this Agreement, or (ii) negligent, grossly negligent or intentional acts or omissions related to this Agreement. An Indemnifying Party will not be responsible to the extent that any Claim results from the acts or omissions of a potential Indemnitee.

(c)	Handling Indemnified Claims.

(i)	An Indemnitee must notify the Indemnifying Party of a Claim and the related facts as soon as possible (but no later than ten (10) days after learning of the Claim), with no prejudice to the Indemnifying Party’s indemnification obligations hereunder.

(ii)	The Indemnifying Party may take over the defense of any indemnified Claim upon notice to the Indemnitee, in which case the Indemnitee agrees not to admit liability, settle, compromise, or discharge the Claim without the Indemnifying Party’s written approval. If an Indemnifying Party refuses to take over an indemnified Claim, then it must pay the Indemnitee’s counsel’s fees and expenses.

(iii)	The Indemnifying Party will pay to an Indemnitee for all Losses relating to an indemnified Claim within thirty (30) days after written demand for payment from the Indemnitee.

7.	Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SUCH DAMAGES ARE DEEMED TO RESULT FROM THE FAILURE OR INADEQUACY OF ANY EXCLUSIVE OR OTHER REMEDY.

8.	Insurance.

(a)	TerraCycle will maintain, at its cost, commercial general liability insurance (sometimes called public liability insurance) covering all obligations under this Agreement from a carrier with an AM Best rating of at least A-VII (or the equivalent) with combined single limits of at least the equivalent of one million dollars ($1,000,000) per occurrence and in the aggregate of not less than two million dollars ($2,000,000) with respect to products and completed operations liability.

(b)	TerraCycle must comply with the applicable workers’ compensation legislation in force in the location where TerraCycle is doing the work. TerraCycle must give Company evidence Company may request showing compliance with this Section. TerraCycle must also carry Employer’s Liability insurance with limits of at least the equivalent of one million dollars ($1,000,000). TerraCycle may use primary plus umbrella coverage to reach the required limits.

(c)	At any time that Company may reasonably request it, TerraCycle must give Company a certificate of insurance that shows that these required coverages are in place and confirms that Company will receive at least thirty (30) days’ prior written notice of any cancellation, termination, or material change in coverage. TerraCycle must maintain all insurance required under this Section for as long as this Agreement is in effect. All required insurance coverages must be on an occurrence basis.

9.	Term and Termination.

(a)	Term. The Term of this Agreement shall be for a period of one (1) year from the Effective Date (the “Initial Term”). This Agreement will renew for additional one (1) year terms (“Renewal Term” and together with the Initial Term, the “Term”) on each anniversary of the Effective Date after the initial Term unless cancelled by either Party in writing at least ninety (90) days prior to the end of the then current Term.

(b)	Termination: Either Party may terminate this Agreement by written notice to the other at any time if that other Party: (a) commits a breach of this contract and, in the case of a breach capable of remedy, it fails to remedy the breach within fourteen (14) business days of being required to do so in writing (unless otherwise agreed upon by the Parties); or (b) becomes insolvent, or has a liquidator, receiver, manager or administrative receiver appointed.

(c)	TerraCycle’s Right to Terminate: In the event that Company breaches its payment obligations hereunder, or Company does not replenish inventory pursuant to Section 2 above, TerraCycle has the right to terminate this Agreement upon thirty (30) days written notice to Company.

(d)	Discontinue Use of the Trademarks. Upon termination of this Agreement, both parties shall immediately stop using the other party’s trademarks and advertising materials. Termination of this Agreement, shall result in immediate termination of all sublicenses provided to brands of Company that have entered into such licenses with TerraCycle and Company shall have the obligation to ensure that all such Companies immediately stop using TerraCycle Trademarks as of the date of such termination.

(e)	Continued Obligation. Notwithstanding any terminations, amounts payable as of the effective date of termination will remain due and owing.

10.	Confidentiality.

(a)	Protecting Confidential Information. Each Party will treat as confidential any proprietary, sensitive or other business information that the other party may receive from or learn about each party or its business model and methods (“Confidential Information”). Confidential Information may only be disclosed on a need-to-know basis to employees, and agents and protected with a reasonable degree of care. The disclosing party of such Confidential Information owns the Confidential Information and, when this Agreement expires or terminates, the party to whom Confidential Information is disclosed must return it to the disclosing party if requested without keeping any copies. Employees, agents, and subcontractors must protect the Confidential Information in the same way that a party to this Agreement is required. Both parties also must keep confidential anything regarding this Agreement. If either party violates this Section, the disclosing party would be seriously harmed and may seek a court order to require the other party to comply with these confidentiality obligations, prevent further violations, and obtain any other available relief. If a party brings an action based on a breach of this Section, the other party agrees to waive the requirements for the posting of a bond. The obligations of the Parties of this Section shall survive the Term for two (2) years thereafter.

(b)	Exceptions. Confidential Information does not include any information that is (a) public at the time of disclosure or becomes public afterward (unless the Party to whom such information was disclosed made it public in violation of this Agreement), (b) known to the Party to whom it was disclosed before it was disclosed by the disclosing Party as documented by business records, (c) provided to the Party to whom it was disclosed by somebody else (unless their disclosure violated confidentiality obligations owed to the disclosing Party), or (d) authorized by the disclosing Party in writing.

(c)	Court orders. In case Confidential Information is required to be disclosed by the receiving party by virtue of a court order or other requirement by law or order of a government agency, the receiving Party shall be allowed to do so, provided that it shall, without delay, inform the disclosing Party in writing of receipt of such order or coming into existence of such requirement and reasonably assist the disclosing Party reasonably to seek protection against such order or requirement.

11.	Resolving Disputes – Binding Arbitration.

(a)	Procedures. If the Parties have a dispute under this Agreement, both Parties will try to settle it through cooperation and negotiation in good faith. If that fails, the Parties will cooperate in the selection of a certified mediator and submit such dispute to such mediator for non-binding mediation in Wilmington, Delaware and the mediator shall apply Delaware law. If the Parties still cannot agree after mediation, they will submit to BINDING ARBITRATION pursuant to the rules of the American Arbitration Association, which arbitration will be conducted in Wilmington, Delaware by a certified arbitrator applying Delaware law.

(b)	Exceptions. Regardless of what it says elsewhere in this Section, either Party may go to court to seek a preliminary injunction or to prevent the statute of limitations from barring a claim. Both Parties will continue to participate in the negotiation, mediation, or arbitration despite the filing of an action in court, and such participation will not be construed against either Party in any way. Any negotiation or mediation under this Agreement will be confidential and will be treated as a settlement negotiation under the applicable rules of evidence.

12.	General Provisions.

(a)	Counterparts. Each party may sign separate signature pages of this Agreement, which together will constitute an original signed version of this Agreement.

(b)	Entire Agreement, Amendment, and Waiver. This Agreement is the entire agreement between the parties and no prior discussion, agreement, or conduct between the parties will affect it. Any changes to this Agreement must be in a written document signed by both parties, which can include email for purposes of ordering additional Envelopes or Services. Neither party waives any rights under this Agreement by delaying or failing to exercise them.

(c)	Negotiated Agreement. This Agreement has been negotiated by the parties and neither party will be deemed its author, nor will the Agreement be construed against either party.

(d)	Force Majeure. No Party will be liable for failure to perform under this Agreement, in whole or in part, when such failure is due to governmental restrictions, failure of utilities, strikes, labor troubles, riots, storms, fires, explosions, floods, wars, embargoes, blockades, legal restrictions, insurrections, acts of God or any other cause similar thereto which is beyond the reasonable control of such Party. In the event of such delay, such Party shall give prompt notice of such Force Majeure event to the other Party.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and all claims relating to or arising out of this contract, or the breach thereof, whether sounding in contract, tort or otherwise, shall likewise be governed by the laws of the state of Delaware.

(f)	Severability. This entire Agreement should be interpreted to be effective and valid under applicable law. However, if any part of this Agreement is found to be illegal or invalid under applicable law, that part should be stricken or modified to conform to the law without invalidating the remainder of the Agreement. If striking or modifying the Agreement will significantly affect the economic expectations of the Parties, the Parties will make whatever changes to the Agreement may be necessary to fairly address this impact.

(g)	Survival. Termination or expiration of this Agreement will not affect any rights or obligations which expressly survive nor any rights or obligations that accrued before the Agreement’s termination or expiration, whichever happens first.

(h)	Remedies Not Exclusive. Any remedy granted in this Agreement is in addition to any other legal or equitable rights or remedies.

(i)	Headings For Convenience. The headings and subheadings in this Agreement are for convenience purposes only and have no substantive effect.

(j)	No Public Disclosure. In addition to the confidentiality obligations in Section 10 above, neither party will publicly disclose the terms of this Agreement or the business relationship between the Parties; however, Company may disclose this Agreement to a third party (other than a direct competitors of TerraCycle) for strategic “due diligence” purposes so long as the third party has signed a confidentiality agreement.

(k)	No Assignment. Except for an assignment to an affiliate as permitted below, neither Party will assign any of its rights or obligations under this Agreement without the other Party’s written approval, which may not be unreasonably withheld. Upon giving notice, either Party may assign this Agreement without the other Party’s consent to any affiliate or to any corporation or entity purchasing all or substantially all of the assets or stock (or membership interest) of the assigning Party’s business operations to which this Agreement relates. In the event of a permitted assignment under this Section, the assigning Party will have no further obligations arising after the date of the assignment with respect to this Agreement.

IN WITNESS WHEREOF, TerraCycle and Company have executed this Agreement as of the Effective Date.

Company		TerraCycle

By:	/s/ Andy Meyer	By:	/s/Daniel Rosen

Name:	Andy Meyer	Name:	Daniel Rosen

Title:	Chief Executive Officer	Title:	General Counsel

Date:	6/11/2020	Date:	6/11/2020